News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX ACQUIRES SUPERIOR HIGHWALL MINERS, INC.

WESTPORT, CT, November 6, 2007 – Terex Corporation today announced that it has acquired Superior Highwall Miners, Inc. (“SHM”). SHM, headquartered in Beckley, West Virginia, is a leading manufacturer of highwall mining equipment for use in trench mining, open pit mining, contour mining and auger hole mining applications. The total consideration for the transaction was approximately $140 million payable in cash. Terex anticipates that this transaction will be slightly accretive to 2008 earnings per share.

“We believe that the Superior Highwall Miners acquisition provides us with an important growth opportunity,” commented Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “The acquisition is a good fit with Terex’s strategy of expanding our market presence in related product areas and is a natural extension of our current Materials Processing & Mining Group business. SHM has existing North American coal relationships and we believe Terex can help accelerate its prospects for increasing success globally.”

Terex Corporation is a diversified global manufacturer with 2006 net sales of $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880